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                                                                    Exhibit 99.1

                        [VION PHARMACEUTICALS, INC LOGO]

                            COMPANY CONTACT: Vion Pharmaceuticals, Inc.
                                             Howard B. Johnson, President
                                             (203) 498-4210 phone

         Vion Enters into Agreements for $35.2 Million Private Placement

NEW HAVEN, CT, February 10, 2004 - VION PHARMACEUTICALS, INC. (NASDAQ SMALLCAP:
VION) announced today that the Company had entered into definitive agreements with institutional investors relating to a private placement of $35.2 million of securities.

The Company has agreed to sell 13,553,846 shares of common stock at $2.60 per share. Investors will also receive warrants to purchase 3,388,462 shares at $3.25 per share. Use of proceeds for the financing will be to fund operations.

Alan Kessman, Chief Executive Officer, said, "We are pleased to have completed this significant financing which we expect will provide us with funding into 2006 based on current estimates. We intend to continue our efforts during this period to advance Triapine'r' and CLORETAZINE'TM' (VNP40101M) into pivotal trials and toward product registration."

Rodman & Renshaw, Inc. acted as the placement agent for the transaction. The Company will pay certain cash fees and issue to Rodman & Renshaw a warrant to purchase 300,000 shares of common stock at $3.25 per share for its activities engaged on behalf of the Company.

Vion Pharmaceuticals, Inc. is a biopharmaceutical company developing novel agents for the treatment of cancer. Vion has two agents in clinical trials:
Triapine'r', a potent inhibitor of a key step in DNA synthesis, and CLORETAZINE'TM' (VNP40101M), a unique sulfonyl hydrazine alkylating agent. Agents in preclinical studies include: TAPET'r', a modified Salmonella vector used to deliver anticancer agents directly to tumors and KS119, a hypoxia-selective compound from the sulfonyl hydrazine class. Vion is also developing and has an option to license several heterocyclic hydrazones which have demonstrated potent anti-tumor activity in preclinical studies. For additional information on Vion and its product development programs, visit the Company's Internet web site at www.vionpharm.com.

This news release contains forward-looking statements. Such statements are subject to certain risk factors which may cause ion's plans to differ or results to vary from those expected, including Vion's ability to secure external sources of funding to continue its operations, the inability to access capital and funding on favorable terms, continued operating losses and the inability to continue operations as a result, its dependence on regulatory approval for its products, delayed or unfavorable results of drug trials, the possibility that favorable results of earlier clinical trials are not predictive of safety and efficacy results in later clinical trials, the need for additional research and testing, and a variety of other risks set forth from time to time in Vion's filings with the Securities and Exchange Commission, including but not limited to the risks discussed in Vion's Annual Report on Form 10-K for the year ended December 31, 2002. Except in special circumstances in which a duty to update arises under law when prior disclosure becomes materially misleading in light of subsequent events, Vion does not intend to update any of these forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

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